Exhibit 10.7

DEMAND PROMISSORY NOTE

$300,000.00	August 29, 2019

FOR VALUE RECEIVED, the undersigned, Technical Communications Corporation, a Massachusetts corporation with its principal place of business at 100 Domino Drive, Concord, Massachusetts 01742 (the “Maker”) hereby promises to pay to Carl H. Guild, Jr., an individual residing at 14 Algonquin Avenue, Andover, Massachusetts 01810 (the “Holder”), the principal sum of Two Hundred and fifty Thousand Dollars ($300,000.00), in lawful money of the United States of America, ON DEMAND, with interest from the date hereof on the whole amount of such principal sum remaining from time to time unpaid at the rate per annum of two percent (2.0%).

Maker may prepay this Note, in whole or in part, at any time without premium or penalty. Any partial prepayment shall be applied first against all accrued interest through the date of the prepayment and second against the principal amount outstanding. Interest shall be computed on the basis of a three hundred and sixty five (365) day year and shall be paid for the actual number of days on which principal is outstanding.

All payments of principal and interest on this Note shall be payable to the Holder at the above address, or at such other place in the United States of America as the Holder may from time to time designate in writing at least ten (10) days before such payment is due.

The entire unpaid principal balance of, and all accrued unpaid interest on, this Note shall, at the option of the Holder, become forthwith due and payable without notice or demand upon the happening of any of the following events of default: (a) default in payment as required hereunder and such default continues for ten (10) days after such payment is due; or (b) appointment of a receiver of any property, common law assignment or trust mortgage for the benefit of creditors, the commencement of any kind of insolvency proceedings, or the filing of any proceedings under any bankruptcy or other law relating to the relief of debtors (and, if such action or proceeding is involuntary on the part of such Maker, such action or proceeding is not dismissed within ninety (90) days), of, by or against either Maker.

No delay or omission by the Holder in exercising or enforcing any of his powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that or any other occasion, and no single or partial exercise of any right hereunder shall preclude other or future exercise thereof. No waiver of any right or remedy hereunder on any occasion shall be construed as a bar or waiver of any such right or remedy on any future occasion, nor as a continuing waiver. Maker agrees that no variance, extension or renewal of this Note shall affect the absolute and unconditional liability of Maker hereunder.

Maker hereby waives presentment, demand, notice of protest, suretyship defenses, and all other demands and notices in connection with the delivery, acceptance, performance, default and/or enforcement of this Note or of any rights hereunder. Maker will pay to the Holder on demand all costs and expenses, including reasonable attorneys’ fees, relating to the collection and/or enforcement of this Note or of any rights hereunder.

This Note shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as a sealed instrument, all as of the day, month, and year first written above.

Technical Communications Corporation

/s/ W. Neal Grinnell	By:	/s/ Michael P. Malone
Witness	Name:	Michael P. Malone
	Title:	Chief Financial Officer